                                                                    Exhibit 12.1

RADIAN GROUP INC.:

RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                           PRO FORMA ACTUAL
(IN THOUSANDS)                                             2001 (1)  2001 (2)     2000       1999       1998       1997      1996
                                                           --------  --------     ----       ----       ----       ----      ----
FIXED CHARGES:
Interest expense (a)                                       $  1,995  $  1,401   $  1,359   $  1,060   $    201   $     --  $     41
Estimate of interest within rental expense                      268       268        990      1,048      1,000        788       693
                                                           --------  --------   --------   --------   --------   --------  --------
  Total Fixed Charges:                                        2,263     1,669      2,349      2,108      1,201        788       734

Fixed Charges and Preferred Stock Dividends
Total Fixed Charges                                           2,263     1,669      2,349      2,108      1,201        788       734
Preferred Stock Dividends                                       825       825      3,300      3,300      3,300      3,300     3,300
                                                           --------  --------   --------   --------   --------   --------  --------
  Total Fixed Charges and Preferred Stock Dividends           3,088     2,494      5,649      5,408      4,501      4,088     4,034



EARNINGS AND FIXED CHARGES:
Net Income (b)                                               79,737    80,157   $248,938   $148,138   $142,237   $115,726  $ 90,450
Provision for Income Taxes (28.6%)                           31,939    32,113    103,532     71,328     55,676     43,435    31,717
                                                           --------  --------   --------   --------   --------   --------  --------
Income from continuing operations before income taxes       111,676   112,270    352,470    219,466    197,913    159,161   122,167

Extraordinary items
Cumulative effect of accounting changes                          --        --         --         --         --         --        --
Equity in net losses of affiliates                          (12,044)  (12,044)        --         --         --         --        --
                                                           --------  --------   --------   --------   --------   --------  --------
  Total Earnings                                             99,632   100,226    352,470    219,466    197,913    159,161   122,167
  Total Fixed Charges                                         2,263     1,669      2,349      2,108      1,201        788       734
  Distributed Income From Equity Investments                  5,100     5,100         --         --         --         --        --
                                                           --------  --------   --------   --------   --------   --------  --------
  TOTAL EARNINGS AND FIXED CHARGES                          106,995   106,995    354,819    221,574    199,114    159,949   122,901

EARNINGS AND FIXED CHARGES  AND PREFERRED DIVIDENDS:
  TOTAL EARNINGS AND FIXED CHARGES                          106,995   106,995    354,819    221,574    199,114    159,949   122,901
  PREFERRED STOCK DIVIDENDS                                     825       825      3,300      3,300      3,300      3,300     3,300
                                                           --------  --------   --------   --------   --------   --------  --------
  TOTAL EARNINGS, FIXED CHARGES, AND PREFERRED DIVIDENDS    107,820   107,820    358,119    224,874    202,414    163,249   126,201


RATIO OF EARNINGS TO FIXED CHARGES (X)                         47.3      64.1      151.1      105.1      165.8      203.0     167.4

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (X)                            34.9      43.2       63.4       41.6       45.0       39.9      31.3

                                                            PRO FORMA
(a) INTEREST EXPENSE:
  Interest Expense on Credit Line, March 2001               $    (967)
  Pro Forma Interest Expense ($250 mm @7.25%, 31 days)      $   1,561
                                                            ---------
  Incremental Interest Expense                              $     594
  Actual Interest Expense                                   $   1,401
                                                            ---------
  Pro Forma Interest Expense                                $   1,995
                                                            =========

(b) INCOME:
  Incremental Interest Expense                              $    (594)
Income from continuing operations before income taxes         112,270
                                                            ---------
Pro Forma Pre Tax income from operations                      111,676
Pro forma Tax (28.6%)                                         (31,939)
                                                            ---------
Pro forma after tax income                                     79,737
                                                            =========

ENHANCE FINANCIAL SERVICES GROUP INC.

RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                             2000
(in thousands)                                             Unaudited
FIXED CHARGES:

Interest expense                                           $ 16,896
Estimate of interest within rental expense                    1,484
                                                           --------

  Total Fixed Charges:                                       18,380

Fixed Charges and Preferred Stock Dividends
Total Fixed Charges                                          18,380
Preferred Stock Dividends                                        --
                                                           --------
  Total Fixed Charges and Preferred Stock Dividends          18,380


EARNINGS AND FIXED CHARGES:
Net Income                                                      N/A
Provision for Income Taxes                                      N/A
                                                           --------
Income from continuing operations before income taxes       (10,853)

Extraordinary items
Cumulative effect of accounting changes                          --
Equity in net losses of affiliates and fixed charges        (13,117)
                                                           --------
  Total Earnings                                            (23,970)
  Total Fixed Charges                                        18,380
  Distributed Income From Equity Investments                  2,531
                                                           --------
    Total Earnings and Fixed Charges                         (3,059)


RATIO OF EARNINGS TO FIXED CHARGES (X)                         (0.2)

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (X)                            (0.2)